Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-11 (File No. 333-290772) of Bluerock Homes Trust, Inc. (the “Registration Statement”), and the accompanying prospectus to the Registration Statement, of our report dated July 1, 2025, relating to the statement of revenues and certain operating expenses of Southern Pines Reserve for the year ended December 31, 2024, and to the use of our name as it appears under the caption “Experts” in the prospectus.

/s/ PLANTE + MORAN CPAs, PC f/k/a PLANTE MORAN, PC

East Lansing, Michigan

March 12, 2026